EXHIBIT 10.29

Mr. Stefano Pessina

[ADDRESS]

April 7, 2015

Dear Stefano,

On behalf of Alliance Boots Management Services MC S.A.M. (the "Employer") (together with Walgreens Boots Alliance, Inc., its subsidiaries and other controlled affiliates, the "Company"), I write to confirm your new position and corresponding terms and conditions of your employment.

This letter contains or provides for all the terms and conditions of your employment and, as of January 9, 2015, supersedes and extinguishes all previous employment contracts, arrangements, and agreements, between you and the Employer. Both you and the Company will continue to be bound by the Shareholders Agreement dated 2 August 2012 by and among Walgreen Co. and among others, you (as amended, the “Shareholders Agreement”), and in the event of any conflict between the Shareholders Agreement and this letter agreement or the terms provided hereby, the Shareholders Agreement shall prevail.

You will be employed by the Employer in the position of Executive Vice Chairman and Acting Chief Executive Officer of Walgreens Boots Alliance, Inc. You will perform such duties and responsibilities and exercise such powers as may from time to time lawfully be assigned to you, consistent with your skills and experience, for the Company.

You will report to the Executive Chairman of the Board of Directors of Walgreens Boots Alliance, Inc. (the “Board”).

Your continuous period of employment began with the Company on May 21, 1977.

Hours, Place of work

You shall work ordinary office hours and such additional hours as are reasonably necessary for the proper performance of your duties and to meet business needs. You will not receive, or otherwise be entitled to, any additional remuneration, compensation or time off in lieu for any work performed outside of ordinary office hours.

You agree that the nature of your position is such that your working time cannot be measured and, accordingly, your employment comes within the scope of Regulation 20 of the Working Time Regulations 1998.

Your primary place of work will be at the Employer’s office at Monte Carlo, Monaco or such place as may replace it from time to time. In addition, you may be required to travel throughout the world from time to time in order to perform your obligations to the Company, but unless otherwise agreed in writing, you will not be required to work outside Monaco for a continuous period of more than one month nor to establish a permanent residence anywhere other than Monaco.

Salary and Bonus

You will not receive a salary for your role, but rather were granted an award of Restricted Stock Units by Walgreens Boots Alliance, Inc. on January 15, 2015 representing the remuneration for your period as Acting Chief Executive Officer. The Board usually reviews compensation on an annual basis. Reviews are primarily based on, amongst other things, personal performance, comparable market salary levels and the overall performance of the Company. As you are an officer of Walgreens Boots Alliance, Inc., any compensation review recommendation made by the Employer must be reviewed by, and is subject to the prior approval of, the Compensation Committee. The Board of Directors of Walgreens Boots Alliance, Inc. (“Compensation Committee”) in its discretion.

You have chosen not to participate in the Walgreens Boots Alliance Management Incentive Plan (the "Bonus Plan") nor receive any additional awards (other than the dividend equivalents provided thereby) under the Walgreens Boots Alliance, Inc. 2013 Omnibus Incentive Plan (the “Omnibus Plan”). For the avoidance of any doubt, the Bonus Plan and the Omnibus Plan (or any other bonus or equity plan in place from time to time) may be replaced, amended or discontinued at any time.

Benefits

You are eligible to participate in the following benefits:

(i)	You will be provided with security services and travel benefits consistent with your role and status with the Company, including but not limited to an assigned driver with appropriate security training, travel on the Company or charter aircraft for business (including travel to and from home) and, to the extent approved by the Compensation Committee, personal use.

(ii)	You will be covered by the Employer’s personal accident and travel insurance scheme.

The terms on which any benefits are provided will be in accordance with the Employer’s applicable policy and subject to the eligibility requirements and other terms and conditions of such arrangement or scheme in force from time to time.

You agree that if an insurer fails or refuses to provide you (or your dependents where applicable) with any benefit provided by the Company, you will have no right of action against the Company in respect of such failure or refusal and the Company will not be liable to provide any replacement benefit or compensation in lieu thereof.

The Employer reserves the right to withdraw, amend or replace any benefit or contribution provided at its absolute discretion and at any time. The Employer shall not be liable to provide any replacement benefit or to pay compensation in lieu of any benefit in the event any benefit is amended, withdrawn or replaced or in circumstances where you or your dependents do not meet the eligibility requirement of such benefit.

You shall be entitled to sick pay in accordance with the Employer’s sickness policy as in force from time to time.

Holidays

You are entitled to 30 days' paid holiday in each holiday year in addition to the usual public holidays. The Employer’s holiday year runs from 1 January.

General

There are no collective agreements that affect the terms and conditions of your employment.

Any notice or other communication to be given under this letter by you shall be addressed to the General Counsel of Walgreens Boots Alliance, Inc. or such other person as nominated from time to time by the Employer.

This letter is governed by and is to be construed in accordance with English law and the parties hereby submit to the non-exclusive jurisdiction of the courts of England and Wales.

Please sign, date and return the enclosed copy of this letter to indicate your acceptance of the terms and conditions of employment set out in this letter.

Yours sincerely,

/s/ Kathleen Wilson-Thompson
Kathleen Wilson-Thompson
Executive Vice President and Global Chief Human Resources Officer

By signing below, you acknowledge and agree to be bound by the terms set out in this letter.

Agreed and accepted, this 8th day April, 2015.

By Stefano Pessina _/s/ Stefano Pessina__________________________